EXHIBIT 21

   SUBSIDIARIES

   The following lists all significant subsidiaries and affiliates of A. O. Smith Corporation. Certain direct and indirect subsidiaries of A. O. Smith Corporation have been omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary.

                                                        Jurisdiction in Which
   Name of Subsidiary                                       Incorporated

   AOS Holding Company                                        Delaware
   A. O. Smith Export, Ltd.                                   Barbados
   A. O. Smith Harvestore Products, Inc.                      Delaware
   A. O. Smith International Corporation
     also d/b/a A. O. Smith Automotive
     Products Group-Japan                                     Delaware
   AgriStor Credit Corporation                                Delaware
   Smith Fiberglass Products Inc.                             Delaware

   Claymore Insurance Company, Ltd.                            Bermuda

   A. O. Smith Enterprises Ltd.
     also d/b/a A. O. Smith Automotive Products
     Company-Canada                                             Canada
   AgriStor Credit Corporation Canada, Ltd.                     Canada

   A. O. Smith L'eau Chaude S.a.r.l.                            France

   A. O. Smith Electric Motors (Ireland) Ltd.                  Ireland
   A. O. Smith Holding (Ireland) Ltd.                          Ireland

   Metalsa, S.A.                                                Mexico
   Motores Electricos de Juarez, S.A. de C.V.                   Mexico
   Motores Electricos de Monterrey, S.A. de C.V.                Mexico
   Productos de Agua, S.A. de C.V.                              Mexico
   Productos Electricos Aplicados, S.A. de C.V.                 Mexico

   A. O. Smith Water Products Company B.V.                    The Netherlands